EXHIBIT 3.1

TEXT OF AMENDMENTS TO THE BY-LAWS, AS AMENDED AND RESTATED,
OF CHARMING SHOPPES, INC.

Section 5.01.   Officers Generally.

(a)  Number, Qualifications and Designation  --  The officers of the corporation shall be a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of Section 5.03.  Officers may but need not be directors or shareholders of the corporation.  The president and secretary shall be natural persons of full age.  The treasurer may be a corporation, but if a natural person shall be of full age.  The board of directors may elect from among the members of the board a chairman of the board and one or more vice chairmen of the board, who shall be independent as defined under the listing standards applicable to the corporation's common stock from time to time, and who, in such capacity, shall be officers of the corporation.  Any number of offices may be held by the same person.

(The provisions of this section were amended by the board of directors on May 5, 2008)

Section 5.07.   The Chairman of the Board.  The chairman of the board shall preside at all meetings of the shareholders and of the board of directors and shall perform such other duties as may from time to time be requested by the board of directors.  The chairman of the board shall not be an executive officer of the corporation.

(The provisions of this section were amended by the board of directors on May 5, 2008)

Section 5.09.   The Chief Executive Officer.  The president shall be the chief executive officer of the corporation.  The chief executive officer shall have general executive power to manage, control and supervise the property, business and affairs of the corporation, subject, however, to the control of the board of directors.  The chief executive officer shall sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation.

(The provisions of this section were amended by the board of directors on May 5, 2008)